Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-196235

September 26, 2014

PROSPECTUS SUPPLEMENT NO. 5

14,825,000 Shares of Common Stock

This prospectus supplement amends our prospectus dated June 19, 2014, as supplemented on July 15, 2014, July 21, 2014, August 6, 2014 and August 8, 2014 (the “Prospectus”) to allow the selling stockholders named in the Prospectus (the “Selling Stockholders”) to resell, from time to time, up to 14,825,000 shares of our common stock. The shares of our common stock covered by the Prospectus (the “Shares”) were issued by us to the selling stockholders in a private placement on May 20, 2014, as more fully described in the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 26, 2014, and which is set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PAH.”  The closing sale price on the NYSE for our shares of common stock on September 25, 2014 was $25.50 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Investing in our common stock involves risks.  You should carefully consider the risks that we have described in “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus, before investing in the Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

            You should rely only on the information contained in the Prospectus, this prospectus supplement or any future prospectus supplement or amendment.  Neither we nor the selling stockholders have authorized anyone to provide you with different information.  The selling stockholders are not making an offer of their Shares in any state where such offer is not permitted.

The date of this Prospectus Supplement No. 5 is September 26, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 26, 2014

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Blue Lagoon Drive Suite 855 Miami, FL	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Platform Specialty Products Corporation (“Platform”) is filing this Current Report on Form 8-K (the “Form 8-K”) to update the historical financial information included in its Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”) and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 (the “Q1 Form 10-Q”) to reflect measurement period adjustments Platform recorded to its financial statements related to the acquisition of MacDermid, Incorporated on October 31, 2013 (the “Acquisition Date”).  Such adjustments were required to be retroactively reflected as of the Acquisition Date in Platform’s financial statements as of December 31, 2013 and March 31, 2014. In addition, although we had previously disclosed an out-of-period adjustment related to foreign currency translation in 2013 that was corrected in the Q1 2014 Form 10-Q, the recording of the measurement period adjustments described above eliminated the need for such out-of-period adjustment. This Form 8-K will permit Platform to incorporate these financial statements, by reference or otherwise, in future filings with the Securities and Exchange Commission (the “SEC”). The information included in this Form 8-K is not an amendment to the Form 10-K or the Q1 Form 10-Q, or a restatement of the financial statements included therein.

The following Items which were included in the Form 10-K are being recast to reflect the adjustments described in the preceding paragraph:

•	Part II. Item 6. Selected Financial Data; and
•	Part II. Item 8. Financial Statements and Supplementary Data

The following Item which was included in the Q1 Form 10-Q is being recast to reflect the adjustments described in the first paragraph of this Item 8.01:

•	Part I. Item 1. Financial Statements

No Items in the Form 10-K or the Q1 Form 10-Q other than those identified above are being updated by this Form 8-K. Information in the Form 10-K is generally stated as of December 31, 2013 and this filing does not reflect any subsequent information or events other than the adjustments described in the first paragraph of this Item 8.01. Without limiting the foregoing, this filing does not purport to update the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in either the Form 10-K or the Q1 Form 10-Q for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than the events described above. More current information is contained in Platform’s Quarterly Report on Form 10-Q for the fiscal quarter and six months ended June 30, 2014 (the “Q2 Form 10-Q”) and other filings with the SEC made by Platform subsequent to August 6, 2014, the date of filing of the Q2 Form 10-Q (the “Subsequent Filings”). This Form 8-K should be read in conjunction with the Q2 Form 10-Q and such Subsequent Filings, as the Q2 Form 10-Q and the Subsequent Filings contain information regarding events, developments and updates to certain expectations of Platform that have occurred since the filings of the Form 10-K and the Q1 Form 10-Q.

Item 9.01 Financial Statements and Exhibits

(d)                 Exhibits

Exhibit Number	Exhibit Title
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
99.1	Updates to Platform’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013:
Part II. Item 6. Selected Financial Data; and
Part II. Item 8. Financial Statements and Supplementary Data
99.2	Updates to Platform’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014:
Part I. Item 1. Financial Statements
101.1*
The following materials from Platform’s Form 10-K for the fiscal year ended December 31, 2013, formatted in XBRL (Extensible Business Reporting Language) are included in this registration statement: (i) the Consolidated Statements of Operations for the period from inception (April 23, 2013 through December 31, 2013), the period from January 1, 2013 through October 31, 2013, and the years ended December 31, 2012 and 2011, (ii) the Consolidated Statements of Comprehensive Income for the period from inception (April 23, 2013 through December 31, 2013), the period from January 1, 2013 through October 31, 2013, and the years ended December 31, 2012 and 2011, (iii) the Consolidated Balance Sheets at December 31, 2013 and December 31, 2012, (iv) the Consolidated Statements of Cash Flows for the period from inception (April 23, 2013 through December 31, 2013), the period from January 1, 2013 through October 31, 2013, and the years ended December 31, 2012 and 2011, (v) the Consolidated Statements of Changes in Stockholders' Equity for the period from December 31, 2011 through December 31, 2012, the period from December 31, 2012 through October 31, 2013 and the period from inception (April 23, 2013 through December 31, 2013), and (vi) Notes to Consolidated Financial Statements.

The following materials from Platform’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, formatted in XBRL (Extensible Business Reporting Language) are included in this registration statement: (i) the Condensed Consolidated Statements of Operations for the three months ended March 31, 2014 and 2013, (ii) the Condensed Consolidated Statements of Comprehensive Income for the three months ended March 31, 2014 and 2013, (iii) the Condensed Consolidated Balance Sheets at March 31, 2014 and December 31, 2013, (iv) the Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2014 and 2013, and (v) and Notes to Condensed Consolidated Financial Statements.

* Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed furnished and not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, are deemed furnished and not filed for purposes of Section 18 of the Exchange Act, and otherwise are not subject to liability under these sections.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

September 26, 2014	By:	/s/ Frank J. Monteiro
Name: Frank J. Monteiro
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
99.1	Updates to Platform’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013:
Part II. Item 6. Selected Financial Data; and
Part II. Item 8. Financial Statements and Supplementary Data
99.2	Updates to Platform’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014:
Part I. Item 1. Financial Statements
101.1*
The following materials from Platform’s Form 10-K for the fiscal year ended December 31, 2013, formatted in XBRL (Extensible Business Reporting Language) are included in this registration statement: (i) the Consolidated Statements of Operations for the period from inception (April 23, 2013 through December 31, 2013), the period from January 1, 2013 through October 31, 2013, and the years ended December 31, 2012 and 2011, (ii) the Consolidated Statements of Comprehensive Income for the period from inception (April 23, 2013 through December 31, 2013), the period from January 1, 2013 through October 31, 2013, and the years ended December 31, 2012 and 2011, (iii) the Consolidated Balance Sheets at December 31, 2013 and December 31, 2012, (iv) the Consolidated Statements of Cash Flows for the period from inception (April 23, 2013 through December 31, 2013), the period from January 1, 2013 through October 31, 2013, and the years ended December 31, 2012 and 2011, (v) the Consolidated Statements of Changes in Stockholders' Equity for the period from December 31, 2011 through December 31, 2012, the period from December 31, 2012 through October 31, 2013 and the period from inception (April 23, 2013 through December 31, 2013), and (vi) Notes to Consolidated Financial Statements.

The following materials from Platform’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, formatted in XBRL (Extensible Business Reporting Language) are included in this registration statement: (i) the Condensed Consolidated Statements of Operations for the three months ended March 31, 2014 and 2013, (ii) the Condensed Consolidated Statements of Comprehensive Income for the three months ended March 31, 2014 and 2013, (iii) the Condensed Consolidated Balance Sheets at March 31, 2014 and December 31, 2013, (iv) the Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2014 and 2013, and (v) and Notes to Condensed Consolidated Financial Statements.

* Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed furnished and not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, are deemed furnished and not filed for purposes of Section 18 of the Exchange Act, and otherwise are not subject to liability under these sections.